August 11, 2016

Allianz Variable Insurance Products Trust 5701 Golden Hills Drive Minneapolis, MN 55416-1297
Ladies and Gentlemen:
We have acted as counsel to the Allianz Variable Insurance Products Trust, a Delaware statutory trust (the "Trust"), on behalf of three of its series, the AZL JPMorgan U.S. Equity Fund and the AZL MFS Investors Trust Fund (the "Acquired Funds") and the AZL S&P 500 Index Fund (the "Acquiring Fund"), in connection with the Registration Statement on Form N‑14 (the "Registration Statement") relating to the sale by the Trust of all of the assets of the Acquired Funds, to the Acquiring Fund, in connection with the Agreement and Plan of Reorganization dated as of August 8, 2016, by and among the Trust, on behalf of the Acquired Funds, the Trust, on behalf of the Acquiring Fund, and solely for the purposes of Section 11 of the Agreement, Allianz Investment Management LLC  (the "Agreement").  All capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Proxy Statement/Prospectus (to be dated on or about August 25, 2016) or the Agreement, as the case may be.
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinion set forth below, we have relied upon the representations made in the Agreement and upon certificates and certifications of officers of the Trust and of public officials.  We have also assumed that the shares will be issued and sold as described in the Registration Statement.

August 11, 2016

Based on the foregoing, we are of the opinion that upon issuance, delivery and payment for the shares as described in the Registration Statement, the shares will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Dorsey & Whitney LLP
Dorsey & Whitney LLP
JVH